EXHIBIT 12
                          SONAT INC. AND SUBSIDIARIES

                       Computation of Ratios of Earnings
                  from Continuing Operations to Fixed Charges
                              Total Enterprise (a)



                                                Three Months Ended March 31,               Years Ended December 31,
                                                ----------------------------  ----------------------------------------------

                                                     1995         1994      1994       1993       1992       1991       1990
                                                     ----         ----      ----       ----       ----       ----       ----

                                                                                             (In Thousands)

Earnings from Continuing Operations:
    Income (loss) before income taxes               $45,187     $67,323   $154,871   $364,198   $133,728   $ 98,374   $127,811
Fixed charges (see computation below)                44,342      30,355    125,916    128,468    156,428    175,980    165,021
    Less allowance for interest capitalized          (1,758)     (1,615)    (6,692)    (4,101)    (8,422)    (7,951)    (6,184)
                                                    -------     -------   --------   --------   --------   --------   --------
Total Earnings Available for Fixed Charges          $87,771     $96,063   $274,095   $488,565   $281,734   $266,403   $286,648
                                                    =======     =======   ========   ========   ========   ========   ========


Fixed Charges:
    Interest expense before deducting
        interest capitalized                        $42,061     $28,541   $120,295   $122,204   $149,165   $168,510   $158,550
    Rentals(b)                                        2,281       1,814      5,621      6,264      7,263      7,470      6,471
                                                    -------     -------   --------   --------   --------   --------   --------

                                                    $44,342     $30,355   $125,916   $128,468   $156,428   $175,980   $165,021
                                                    =======     =======   ========   ========   ========   ========   ========


Ratio of Earnings to Fixed Charges                      2.0         3.2        2.2        3.8        1.8        1.5        1.7
                                                    =======     =======   ========   ========   ========   ========   ========


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(a) Amounts  include  the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.



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